Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 7, 2006, except as to Note 13(a), as to which the date is March XX, 2006 in the amendment to the Registration Statement on Form S-1/A and related Prospectus of Omrix biopharmaceuticals, Inc. dated March 24, 2006.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March , 2006	A Member of Ernst & Young Global

The foregoing consent is in the form that will be signed upon completion of the reverse stock split described in Note 13(a) to the consolidated financial statements.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 24, 2006	A Member of Ernst & Young Global